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                                    .                                 EXHIBIT 11


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)

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                                                                   Three months ended March 31,
                                                                      2003             2002
                                                                    --------         --------
Net loss ...................................................        $ (6,136)        $(17,896)
                                                                    ========         ========
Weighted average shares of common stock outstanding ........          55,331           52,689
Weighted average shares of common stock held for former
    Women.com stockholders .................................             189              713
Weighted average shares of common stock held for former
    Promotions.com stockholders ............................              14               --
                                                                    --------         --------
Adjusted weighted average shares of common stock outstanding
   used in computing basic and diluted net loss per share ..          55,534           53,402
                                                                    ========         ========
Basic and diluted net loss per share .......................        $  (0.11)        $  (0.34)
                                                                    ========         ========
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